UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 29, 2014

ONLINE DISRUPTIVE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54394	27-1404923
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

3120 S. Durango Dr. Suite 305, Las Vegas, Nevada 89117
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (702) 579-7900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01 Other Events.

Our majority owned Israeli subsidiary, Savicell Diagnostic Ltd., has received approval of the Ethics Committee of the Institutional Review Board of the Carmel Medical Center in Haifa to perform clinical trials on human blood for Savicell’s blood test for early diagnosis of Lung cancer.

In addition, Savicell™ has received approval of the Ethics Committee of the Institutional Review Board of the Shaare Zedek Medical Center in Jerusalem to perform clinical trials on human blood for Savicell’s blood test for early diagnosis of breast cancer. Shaare Zedek is now an additional clinical trials site to Tel Aviv Sourasky Medical Center for early diagnosis of breast cancer.

The Savicell™ platform is a blood test inherently designed for the early detection of disease. In contrast to existing technologies that evaluate secretions of cancer cells, Savicell™ gets data directly from the immune system. Disease intrusion and cell malformation, including cancer, are first detected in the body by the immune system, which is energized to rid the body of the malignancy. The initial immune response is intricate, deploying different metabolic pathways and subtypes of cells. The Well-Shield™ technology is designed to detect and interpret these differential metabolic responses.

This unique technology is inherently designed to be deployed for cancer, autoimmune diseases like multiple sclerosis, and infectious diseases like viral and bacterial pathogens. Initially Savicell™ is focused on the multibillion dollar cancer diagnosis market. Past clinical results indicate the capacity to distinguish healthy individuals from cancer patients. Savicell™ is progressing with clinical work for a test specific to breast cancer. Savicell™has realized encouraging early reviews of its breast cancer readout albeit on a relatively small sample size. The addition of an approved breast cancer clinical site is expected to speed up sample acquisition.

Savicell™ commenced clinical trials of lung cancer test during the month of April, 2014.

Item 9.01 Financial Statements and Exhibits

99.1	news release dated April 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONLINE DISRUPTIVE TECHNOLOGIES, INC.

By:	/s/ Giora Davidovits
Giora Davidovits
President, Chief Executive Officer, Secretary,
Treasurer and Chief Financial Officer

Dated: April 29, 2014